Exhibit 99.1

Liberty Global to Acquire Aster,
One of Poland’s Leading Cable Operators

Englewood, Colorado — December 6, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has reached an agreement to acquire 100% of the equity of Aster Sp. z.o.o  (“Aster”) from funds managed by Mid Europa Partners LLP. At September 30, 2010, Aster provided services to 368,000 video (including 92,000 digital TV), 177,000 internet and 70,000 fixed telephony subscribers.1

Mike Fries, President and Chief Executive Officer of Liberty Global stated, “Our Polish operation has consistently been one of our best performers over the last several years. This acquisition will enhance our market position and ensure that our superior network and next generation digital and broadband products are made available to Aster’s customers. The Polish cable TV market is highly fragmented, and this is a natural and necessary step towards consolidating the industry and ensuring that cable continues to drive investment and innovation. Given the characteristics of Aster’s business and the proximity to our existing operations, the deal is attractively priced at approximately 7.3 times our estimate of Aster’s 2011 EBITDA,2 including anticipated annual synergies to be realized following full integration of the acquisition.”

LGI will acquire 100% of the shares of Aster for an equity purchase price of PLN 870 million ($292 million at December 3, 2010 exchange rates). The purchase price, together with Aster’s adjusted net debt at September 30, 2010 of approximately PLN 1,530 million ($513 million), represents total consideration before transaction costs of approximately PLN 2,400 million ($805 million). We currently anticipate that we will fund the purchase price with liquidity available to LGI, including cash on hand and available debt capacity. The transaction is subject to regulatory approval by the Polish competition authorities, and is expected to close in the first half of 2011. Upon closing, it is anticipated that Aster will be part of the UPC Holding B.V. credit group.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the targeted close date for the Aster acquisition, our estimate of Aster’s 2011 EBITDA, our estimate of post-acquisition synergies, the impact of the transaction on our operations and financial performance, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the receipt and timing of necessary regulatory approval, Aster’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Aster operation and realize estimated synergies, continued use by subscribers and potential subscribers of the Aster services, and the Company’s ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this

(1)     Subscriber information is provided by Aster and reflects Aster’s subscriber policies.

(2)     EBITDA is defined by Aster to represent profit from operating activities before depreciation and amortization, share-based payments and certain other items, and is determined using international financial reporting standards as adopted by the European Union.

release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications

Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
Molly Bruce	+1.303.220.4202	Bert Holtkamp	+31.20.778.9800